UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2017

Noble Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-37640	47-3011449
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Noble Energy Way

Houston, Texas

(Address of principal executive offices)

77070

(Zip code)

(281) 872-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On December 12, 2017, Black Diamond Gathering LLC (“Black Diamond JV”), a joint venture formed by Black Diamond Gathering Holdings LLC (“Noble Member”), a wholly-owned subsidiary of Noble Midstream Partners LP (the “Partnership”), and Greenfield Midstream, LLC, an EnCap Flatrock Midstream portfolio company (“Greenfield Member”), entered into a Membership Interest Purchase and Sale Agreement (the “Acquisition Agreement”) with Saddle Butte Pipeline II, LLC (“Seller”), pursuant to which Black Diamond JV agreed to acquire (the “Acquisition”) all of the issued and outstanding limited liability company interests in Saddle Butte Rockies Midstream, LLC and certain affiliates (collectively, “Saddle Butte”). Under the Acquisition Agreement, Black Diamond JV will acquire Saddle Butte for approximately $625 million, subject to customary adjustments at and following closing. The Acquisition is expected to close in the first quarter of 2018, subject to customary closing conditions, including the receipt of regulatory approvals.

Saddle Butte’s assets include a large-scale integrated crude gathering system in the DJ Basin, consisting of approximately 160 miles of pipeline in operation, 300,000 barrels per day of delivery capacity and approximately 210,000 barrels of crude oil storage capacity. Saddle Butte has approximately 115,000 dedicated acres from six customers under fixed fee arrangements, including 72,000 dedicated acres from PDC Energy, Inc.

The Acquisition Agreement contains various representations, warranties and covenants of Black Diamond JV and Seller that are customary in transactions of this type. The closing of the Acquisition is subject to satisfaction or waiver of customary specified conditions, including the material accuracy of the representations and warranties of Black Diamond JV and the Seller and obtaining any necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Acquisition Agreement contains certain customary termination rights for both Black Diamond JV and the Seller, including the rights of either party to terminate in the event that the Acquisition has not been completed by February 10, 2018, subject to certain exceptions.

A copy of the Acquisition Agreement is filed with this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the material terms of the Acquisition Agreement does not purport to be a complete description thereof and is qualified in its entirety by the full text of the Acquisition Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Acquisition Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties thereto. The representations and warranties of each party set forth in the Acquisition Agreement have been made, or will be made, solely for the benefit of the other parties to the Acquisition Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been, or will be, qualified by disclosures made to the other parties thereto, (ii) are subject to the materiality standards contained in the Acquisition Agreement which may differ from what may be viewed as material by investors, and (iii) were, or will be, made only as of the date of the Acquisition Agreement or such other date as is specified in the Acquisition Agreement. Nothing in this Current Report on Form 8-K shall be deemed an offer to sell or a solicitation of an offer to buy any securities of the Partnership.

Item 8.01	Other Events.

Black Diamond JV LLC Agreement

On December 12, 2017, Noble Member and Greenfield Member entered into an Amended and Restated Limited Liability Company Agreement of Black Diamond JV (the “Black Diamond JV LLC Agreement”). Upon the closing of the Acquisition, Black Diamond JV will own the membership interests in, and conduct the business of, Saddle Butte, including (i) owning and operating the business within the area of mutual interest as defined in the Black Diamond JV LLC Agreement and (ii) any other activities unanimously approved by the Board of Directors (the “Board”) of Black Diamond JV. Under the Black Diamond JV LLC Agreement, Noble Member has certain rights and obligations, including but not limited to, the right or obligation: (i) to appoint three out of five members of the Board, (ii) to contribute its 50% pro rata percentage of the purchase price of Saddle Butte upon the closing of the Acquisition, (iii) to receive 54.4% (the “Noble Percentage Interest”) of the distributions of Black Diamond JV, (iv) to fund additional capital contributions in accordance with the Noble Percentage Interest upon mutual agreement by the Noble Member and the Greenfield Member and (v) to serve, or cause an affiliate to serve, as operator under an operating agreement with the Black Diamond JV. The Black Diamond JV LLC Agreement also provides that certain major decisions may not be made without the unanimous consent of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1†	Membership Interest Purchase and Sale Agreement, dated December 12, 2017, by and between Black Diamond Gathering LLC and Saddle Butte Pipeline II, LLC.

†	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noble Midstream Partners LP

		By:	Noble Midstream GP LLC,
its General Partner

Date: December 12, 2017	By:	/s/ John F. Bookout, IV
John F. Bookout, IV
Chief Financial Officer

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